Report of Independent Auditors


To the Board of Trustees and Shareholders of John Hancock Tax-Free Bond Trust

In planning and performing our audit of the consolidated financial statements of the John Hancock Tax-Free Bond Trust (comprising, respectively, the John Hancock High Yield Tax-Free Fund and the John Hancock Tax-Free Bond Fund) for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the John Hancock Tax-Free Bond Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal controls. Generally, controls that are relevant to an audit pertain to the Company's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of the board of directors and management of John Hancock Tax-Free Bond Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


ERNST & YOUNG LLP
Boston, MA
October 11, 2001